Exhibit 3.1

*090301* ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov Certificate of Change Pursuant to NRS 78.209 Filed in the office of Document Number 20130656825-58 Ross Miller Secretary of State State of Nevada Filing Date and Time 10/07/2013 2:19 PM Entity Number C251-1972 USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations Name of corporation: Signature Group Holdings, Inc. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: [665,000,000 authorized shares of Common Stock, par value of $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 66,500,000 authorized shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: At the effective time, one share of Common Stock will be issued in exchange for ten shares of Common Stock issued and outstanding immediately prior to the effectiveness of this filing. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: No fractional shares shall be issued. Fractional shares shall be rounded up to the nearest whole share Effective date and time of filing: (optional) Date: October 15,2013 Time: 12:01 a.m. 8. Signature: (required) (must not later than 90 days after the certificate is filed) SVP Signature of Officer Title IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. Nevada Secretary of State Stock Split This form must be accompanied by appropriate fees. Revised: 8-31-11